Exhibit 33.10

[Wells Fargo Logo]

Wells Fargo Bank, N.A.

2014 Certification Regarding Compliance with Applicable Servicing Criteria

1.	Wells Fargo Bank, N.A. (the “Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2014 (the “Reporting Period”), as set forth in Exhibit A hereto. The transactions covered by this report include transactions listed in Exhibit B, for which the Servicer’s Wells Fargo Home Mortgage division acted as the primary servicer of residential mortgage loans, other than the servicing of such loans for Wells Fargo Bank, N.A. and affiliates, Freddie Mac, Fannie Mae, Ginnie Mae, or a Federal Home Loan Bank (but including the servicing of loans for FHLB Shared Funding securitizations) (the “Platform”);

2.	The Servicer has engaged certain vendors, which are not deemed to be servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities for the Reporting Period, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Exhibit A hereto;

3.	Except as set forth in paragraph 4 below, the Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Exhibit A hereto are inapplicable to the Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

5.	The Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 2014, and for the Reporting Period with respect to the Platform taken as a whole;

6.	The Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 2014, or for the Reporting Period with respect to the Platform taken as a whole;

7.	The Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2014, or for the Reporting Period with respect to the Platform taken as a whole; and

8.	KPMG LLP, an independent registered public accounting firm, has issued an attestation report on the Servicer’s compliance with the applicable servicing criteria for the Reporting Period.

February 26, 2015

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

WELLS FARGO BANK, N.A.

/s/ Michael J. DeVito

By: Michael J. DeVito

Executive Vice President

Signature Page to

2014 Certification Regarding Compliance with Applicable Servicing Criteria

(residential mortgage loans)

EXHIBIT A

To

Wells Fargo Bank, N.A.’s

2014 Certification Regarding Compliance With Applicable Servicing Criteria

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Servicer	Performed by Vendor(s) for which Servicer is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Servicer is NOT the Responsible Party	NOT performed by Servicer or by subservicer(s) or vendor(s) retained by Servicer
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.				X

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	X

Cash Collection and Administration

1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	X1	X2

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	X

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	X

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X3	X4

[1]	A portion of this servicing criterion is performed by a vendor, as set forth in footnote 2 below.
[2]	A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposits and transmits the transaction files to Wells Fargo.
[3]	A portion of this servicing criterion is performed by vendors, as set forth in footnote 4 below.
[4]	Insurance vendors prepare and safeguard checks on behalf of Wells Fargo.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Servicer	Performed by Vendor(s) for which Servicer is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Servicer is NOT the Responsible Party	NOT performed by Servicer or by subservicer(s) or vendor(s) retained by Servicer
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset- backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	X

Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.	X5

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X

1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements.	X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X

1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	X6	X7

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X

[5]	Wells Fargo has determined that subsection (C) is not applicable to the activities it performs in its role as primary servicer in servicing the loans in the Platform. The remainder of this criterion is performed directly by Wells Fargo.
[6]	A portion of this servicing criterion is performed by a vendor, as set forth in footnote 7 below.
[7]	A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposit and transmits the transaction files to Wells Fargo.

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Servicer	Performed by Vendor(s) for which Servicer is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Servicer is NOT the Responsible Party	NOT performed by Servicer or by subservicer(s) or vendor(s) retained by Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	X

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	X8	X9

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.	X10	X11

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.				X

[8]	A portion of this servicing criterion is performed by vendors, as set forth in footnote 9 below.
[9]	Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees.
[10]	A portion of this servicing criterion is performed by one or more vendors, as set forth in footnote 11 below.
[11]	Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees.

EXHIBIT B

to

Wells Fargo Bank, N.A.’s

2014 Certification Regarding Compliance With Applicable Servicing Criteria

List of Platform Transactions

Available from the Issuer upon Request